Exhibit 10.5

September 2, 2011

Mr. Gene Ochi
UTi Worldwide Inc.
100 Oceangate, Suite 1000
Long Beach, CA 90802

Dear Gene:

The purpose of this letter agreement is to clarify our mutual understanding regarding the vesting of certain equity-based compensation held by you in the event you satisfy the Vesting Conditions (as defined below). You understand that you are being granted rights not otherwise provided under the terms of such equity-based compensation because of your more than 20 years of extraordinary service to UTi Worldwide Inc. (together with its affiliates, the “Company”). This letter agreement supplements the amended and restated employment agreement between you and UTi, Services, Inc. dated March 25, 2010 (the “Employment Agreement”). All capitalized terms used but not defined herein have the meaning set forth in the Employment Agreement.

In order for the Vesting Conditions to be satisfied, you must (1) remain a full-time employee of the Company in good standing through at least January 31, 2014 (the “Minimum Employment Date”), (2) comply in all material respects with the terms of the Employment Agreement, including the post-employment covenants set forth in Section 8 thereof, and (3) enter into and comply in all material respects with the terms of a standard two-year non-compete agreement to be executed between you and the Company (the “Non-Compete Agreement”) on the date of your termination of employment with the Company. For purposes of this letter agreement, the date of your termination of employment (including as the result of a retirement from the Company) is referred to herein as the “Termination Date” and the two year anniversary thereof when the non-compete agreement shall expire is referred to herein as the “Two Year Anniversary Date”. For so long as the Vesting Conditions continue to be satisfied by you, the period during which you fulfill your obligations under the Non-Compete Agreement shall be deemed to be “Continuous Service” under the terms of any equity-based compensation held by you, and such equity-based compensation shall continue to vest in accordance with its terms during such period. All equity-based compensation that does not vest as provided in the immediately preceding sentence shall be cancelled. Notwithstanding anything to the contrary contained herein, the Vesting Conditions shall not be met if your employment is terminated at any time by the Company for Cause, including after the Minimum Employment Date.

For the purpose of clarity, except as set forth in the Employment Agreement and this letter agreement, you shall not be entitled to any other special rights or benefits, and this letter does not obligate the Company in any way to maintain a relationship with you through the Minimum Employment Date or any other date.

Regards,

UTi Worldwide Inc.

/s/ Eric W. Kirchner
Eric W. Kirchner
Chief Executive Officer